UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14C

(RULE 14c-101)

Information Statement Pursuant to Section 14(c)

of the Securities Exchange Act of 1934

Check the appropriate box:
☐      Preliminary information statement
☐        Confidential, for use of the Commission only (as permitted by Rule 14c-5(d)(2))
☒       Definitive information statement

FREZER, INC.
(Name of Registrant as Specified in Its Charter)

Payment of filing fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14c-5(g) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously.  Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

(1)	Amount previously paid:

(2)	Form, schedule or registration statement no.:

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(4)	Date filed:

FREZER, INC.
936A BEACHLAND BLVD., SUITE 13
VERO BEACH, FL 32963

January 31, 2008

To Our Stockholders:

This information statement is provided on or about January 31, 2008 by Frezer, Inc., a Nevada corporation (the “Company”), to holders of our outstanding shares of common stock as of the close of business on the record date, January 10, 2008 (the “Record Date”), pursuant to Rule 14c-2 under the Securities Exchange Act of 1934, as amended.  The purpose of this information statement is to inform our stockholders that our board of directors (the “Board”) has recommended and a majority of our stockholders have voted in favor of the following action:

To authorize a reverse split of the shares of our common stock to be effected in the next twelve months in an amount equal to 1-for-20, with special treatment for certain of the Company’s stockholders to preserve round lot stockholders.

As of January 10, 2008, we had 200,000,000 shares of common stock, $.001 par value per share, authorized, of which 82,834,064 were issued and outstanding.  Certain of our stockholders, together holding at least a majority of our outstanding shares of common stock, have executed a written consent in favor of the action described above.  Because stockholders holding a majority of our outstanding shares of common stock have voted in favor of the proposed action, no votes of our other stockholders are required to approve the above-referenced action.  This information statement is being sent to you for information purposes only.

WE ARE NOT ASKING YOU FOR A PROXY AND YOU
ARE REQUESTED NOT TO SEND US A PROXY.

Very truly yours,

Kevin R. Keating
President

FREZER, INC.
936A BEACHLAND BLVD., SUITE 13
VERO BEACH, FL 32963

INFORMATION STATEMENT

The purpose of this information statement is to inform our stockholders that the Board has recommended and a majority of our stockholders have executed a written consent voting in favor of the following action:

To authorize a reverse split of the shares of our common stock to be effected in the next twelve months in an amount equal to 1-for-20, with special treatment for certain of the Company’s stockholders to preserve round lot stockholders.

We are mailing this information statement on or about January 31, 2008 to our stockholders of record as of the Record Date.  This information statement is being sent to you for information purposes only.

WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY.

STOCKHOLDERS ENTITLED TO VOTE

On January 10, 2008, the Board unanimously approved the proposed action and recommended that such proposal be submitted for stockholder approval.

In accordance with our Bylaws, the Board has fixed the close of business on January 10, 2008, as the record date for determining the stockholders entitled to notice of the above noted action.   Adoption of the proposed action requires the approval of our stockholders holding not less than a majority of our issued and outstanding common stock.  As of January 10, 2008, 82,834,064 shares of our common stock were issued and outstanding.  Each share of our common stock outstanding entitles the holder to one vote on all matters brought before the common stockholders.

Certain of our stockholders, together holding at least a majority of our outstanding shares of common stock, have executed a written consent voting in favor of the proposed action.  Because stockholders holding a majority of our outstanding shares of common stock have voted in favor of the proposed action, no votes of our other stockholders are required to approve the action described herein.  Accordingly, this information statement is being furnished to you solely to provide you with information concerning these matters in accordance with the requirements of the Securities Exchange Act of 1934, as amended, and the regulations promulgated under that Act, including Regulation 14C.

DISTRIBUTION AND COSTS

We will pay all costs associated with the distribution of this information statement, including the costs of printing and mailing.  In addition, we will only deliver one information statement to multiple stockholders sharing an address, unless we have received contrary instructions from one or more of the stockholders.  Also, we will promptly deliver a separate copy of this information statement and future stockholder communication documents to any stockholder at a shared address to which a single copy of this information statement was delivered, or deliver a single copy of this information statement and future stockholder communication documents to any stockholder or holders sharing an address to which multiple copies are now delivered, upon written request to us at our address noted above.

 Stockholders may also address future requests regarding delivery of information statements and/or annual reports by contacting us at the address noted above.

DISSENTER’S RIGHT OF APPRAISAL

No action will be taken in connection with the proposed action by the Board or the voting stockholders for which Nevada law, our Certificate of Incorporation or our Bylaws provide a right of a stockholder to dissent and obtain appraisal of or payment for such stockholder's shares.

INTEREST OF CERTAIN PERSONS IN OR OPPOSITION TO MATTERS TO BE ACTED UPON

No officer or director has a substantial interest, either directly or indirectly, in the favorable action regarding the resolution.

PROPOSAL FOR AUTHORIZATION TO EFFECT A REVERSE STOCK SPLIT OF OUR COMMON STOCK TO BE EFFECTED IN THE NEXT TWELVE MONTHS IN AN AMOUNT EQUAL TO 1-FOR-20, WITH SPECIAL TREATMENT FOR CERTAIN OF THE COMPANY’S STOCKHOLDERS TO PRESERVE ROUND LOT STOCKHOLDERS.

PURPOSE FOR WHICH THE BOARD WOULD EFFECT THE REVERSE SPLIT

The Board has adopted and holders of a majority of our issued and outstanding shares of common stock have approved, by written consent, a resolution authorizing the Board to effect a reverse stock split of our outstanding common stock to be effected in the next twelve months in an amount equal to 1-for-20 (“Reverse Split”). The Board has the discretion to elect, as it determines to be in the best interests of the Company and its stockholders, to effect the Reverse Split in the next twelve months.  The Board may elect not to implement the approved Reverse Split in its sole discretion.

The Board believes that it may be in the best interest of the Company to reduce the number of shares we have on the public market for our common stock.  Theoretically, decreasing the number of shares of common stock outstanding should not, by itself, affect the marketability of the shares, the type of investor who would be interested in acquiring them, or our reputation in the financial community.  In practice, however, many investors and market makers consider low-priced stocks as unduly speculative in nature and, as a matter of policy, avoid investment and trading in such stocks.  The presence of these negative perceptions may adversely affect not only the pricing of our common stock but also its trading liquidity.  In addition, these perceptions may affect our ability to raise additional capital through the sale of stock or the cost of debt we may incur.  The Reverse Split will also make available a substantial number of additional authorized but unissued shares of common stock which we believe will provide increased flexibility in structuring possible future financings, in taking advantage of future business opportunities such as acquisitions, and in meeting corporate needs as they arise.

If the Board elects to implement the Reverse Split, the number of issued and outstanding shares of our common stock would be reduced in accordance with the exchange ratio of the Reverse Split.  Under the recapitalization, the 82,834,064 issued and outstanding shares of our common stock on January 10, 2008 will be reverse split resulting in approximately 4,141,703 shares of common stock being issued and outstanding after the recapitalization, assuming the Reverse Split is deemed appropriate by the Board. This does not take into account such additional shares that will be outstanding as a result of the special treatment provided for certain stockholders, as described below, to preserve round lot stockholders.  The par value of our common stock would remain unchanged as would the number of authorized shares of common stock.  The Reverse Split would become effective on such date as determined by the our Board of Directors; provided, however, that such date may not be less than 20 days after the mailing date of this information statement. No further action on the part of stockholders would be required to either effect or abandon the Reverse Split.  The Board reserves its right to elect not to proceed and abandon the Reverse Split if it determines, in its sole discretion, that this proposal is no longer in the best interests of the Company and its stockholders.

SPECIAL TREATMENT OF STOCKHOLDERS HOLDING FEWER THAN 2000 (BUT AT LEAST 100) SHARES OF COMMON STOCK AND FRACTIONAL SHARE TREATMENT

The Company’s Board approved special treatment of stockholders of record as of the Record Date holding fewer than 2000 shares of common stock to prevent those stockholders from holding less than 100 shares after the Reverse Split.  The special treatment is being afforded to preserve round lot stockholders (i.e., holders owning at least 100 shares).

Accordingly, stockholders holding less than 2000 shares but at least 100 shares as of January 10, 2008, and who continue to hold such shares as of the effective date of the Reverse Split, will receive 100 shares of common stock after the Reverse Split.  STOCKHOLDERS PURCHASING LESS THAN 2000 SHARES BUT AT LEAST 100 SHARES AFTER JANUARY 10, 2008, AND WHO CONTINUE TO HOLD SUCH SHARES AS OF THE EFFECTIVE DATE OF THE REVERSE SPLIT, SHALL NOT BE AFFORDED SPECIAL TREATEMENT.

No fractional shares will be issued for any fractional share interest created by the Reverse Split and any stockholder who would otherwise receive a fractional share will instead receive a full share of common stock for any fractional share interests created by the Reverse Split.

EFFECT OF THE REVERSE SPLIT

The immediate effect of the Reverse Split would be to reduce the number of shares of our outstanding common stock and to increase the trading price of our common stock. However, the effect of any effected Reverse Split upon the market price of our common stock cannot be predicted, and the history of reverse stock splits for companies in similar circumstances sometimes improves stock performance, but in many cases does not. There can be no assurance that the trading price of our common stock after the Reverse Split will rise in proportion to the reduction in the number of shares of our common stock outstanding as a result of the Reverse Split or remain at an increased level for any period. The trading price of our common stock may change due to a variety of other factors, including our operating results, other factors related to our business and general market conditions.

EFFECTS ON OWNERSHIP BY INDIVIDUAL STOCKHOLDERS

If we implement the Reverse Split, the number of shares of our common stock held by each stockholder would be reduced by multiplying the number of shares held immediately before the Reverse Split by the exchange ratio, and then rounding up to the nearest whole share. We would not pay cash to a stockholder in respect of any fractional interest in a share resulting from the Reverse Split. The Reverse Split would not affect any stockholder's percentage ownership interests in the Company or proportionate voting power, except to the extent that interests in fractional shares would be rounded up to the nearest whole share or special treatment is provided to preserve round lots.

Because stockholders holding 2000 or fewer shares of common stock but at least 100 shares of common stock as of January 10, 2008 and as of the effective date of the Reverse Split will receive 100 shares of common stock after the Reverse Split, the Reverse Split will not significantly increase the number of stockholders who own "odd lots" of less than 100 shares of common stock. Brokerage commissions and other costs of transactions in odd lots are generally higher than the costs of transactions of 100 shares or more.  The Company also incurs added administrative costs for holders who only hold a few shares of common stock including transfer agent fees, stockholder mailing costs, etc.

EXCHANGE OF STOCK CERTIFICATES

If the Board elects to effectuate the Reverse Split, each stockholder will be entitled to submit his or her old stock certificate (any certificate issued prior to the effective date of the Reverse Split), to our transfer agent, Corporate Stock Transfer, 3200 Cherry Creek Drive South, Suite 430 Denver, CO 80209, and be issued in exchange therefor, one new certificate representing one share for each 20 shares (assuming a 1-for-20 Reverse Split) reflected in the old certificates, rounded up to the nearest share.

As of the Record Date, there were approximately 547 holders of record of our common stock.

On or after the effective date of the Reverse Split, our transfer agent will mail a letter of transmittal to each stockholder.  Each stockholder will be able to obtain a certificate evidencing its post-reverse split shares by sending the transfer agent its old stock certificate(s), together with the properly executed and completed letter of transmittal and such evidence of ownership of the shares as we may require.  Stockholders will not receive certificates for post-reverse-split shares unless and until their old certificates are surrendered.  Stockholders should not forward their certificates to the transfer agent until they receive the letter of transmittal, and they should only send in their certificates with the letter of transmittal.  The transfer agent will send each stockholder’s new stock certificate promptly after receipt of that stockholder’s properly completed letter of transmittal and old stock certificate(s).

Stockholders will not have to pay any service charges in connection with the exchange of their certificates.

CERTAIN TAX CONSEQUENCES

The following discussion summarizes certain United States federal income tax consequences to the Company and our stockholders of the Reverse Split pursuant to this proposal. This summary does not purport to be complete. It does not address all of the United States federal income tax considerations, including considerations that may be relevant to our stockholders in light of their individual circumstances or to our stockholders that are subject to special rules, such as financial institutions, tax-exempt organizations, insurance companies, dealers in securities, traders who mark to market, non-U.S. stockholders, stockholders who hold shares of our common stock as part of a straddle, hedge, or conversion transaction, stockholders who acquired their shares of common stock pursuant to the exercise of employee stock options or otherwise as compensation, stockholders who are subject to the federal alternative minimum tax, and stockholders not holding their shares of common stock as a capital asset. This discussion also does not address any non-income tax consequences or any state, local or non-U.S. tax consequences.

No rulings from the Internal Revenue Service or opinions of counsel have been or will be requested with respect to any of the matters discussed herein and, as a result, there can be no assurance that the Internal Revenue Service will not disagree with or challenge any of the conclusions described below. The discussion below is based upon the provisions of the Internal Revenue Code, the Treasury Regulations promulgated thereunder, judicial decisions and administrative rulings currently in effect, all of which are subject to change, possibly on a retroactive basis. The summary does not address the tax consequences of any transaction other than the Reverse Split.

EACH STOCKHOLDER SHOULD CONSULT HIS, HER OR ITS TAX ADVISOR WITH RESPECT TO THE FEDERAL, STATE AND LOCAL TAX CONSEQUENCES OF THE REVERSE SPLIT.

•
General.  Under Section 354 of the Code, a stockholder who exchanges stock or securities of a corporation solely for stock or securities of the same corporation, in a transaction that constitutes a “recapitalization” within the meaning of Section 368(a)(1)(E) of the Code, generally will not recognize gain or loss on the exchange. We believe that the Reverse Split pursuant to this proposal will constitute a “recapitalization” within the meaning of Section 368(a)(1)(E) of the Code. The remainder of this discussion assumes that the conversion will be treated as a “recapitalization” within the meaning of Section 368(a)(1)(E) of the Code.

•
Tax basis of our common stock.  The aggregate tax basis of our common stock received by our stockholders in exchange for their common stock will be the same as the aggregate tax basis of the shares of common stock surrendered in connection with the Reverse Split pursuant to this proposal.

•
Holding period of our common stock.  The holding period of our common stock received by our stockholders in exchange for their shares of common stock in connection with the Reverse Split pursuant to this proposal will include the holding period of the shares of common stock surrendered in exchange therefor.

•
Information Reporting.  Stockholders who receive shares of our common stock in connection with the Reverse Split pursuant to this proposal will be required to attach a statement to their tax returns for the year in which the conversion occurs that contains the information listed in Treasury Regulations Section 1.368-3(b). Such statement must include the holder’s tax basis in that holder’s shares of common stock surrendered in connection with the Reverse Split.

•	Tax Consequences to the Company. We will recognize neither gain nor loss by reason of the Reverse Split pursuant to this proposal.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information regarding beneficial ownership of our common stock as of January 10, 2008, (i) by each person or entity known by us to own beneficially more than five percent of our common stock, (ii) by each of our directors and nominees, (iii) by each of our executive officers and (iv) by all of our executive officers and directors as a group.
Name and Address of Beneficial Owner	Number of Shares Owned	Percent of Class

Kevin R. Keating Chief Executive Officer, Chief Financial Officer, President, Secretary and Treasurer 936A Beachland Boulevard, Suite 13 Vero Beach, Florida 32963	1,700,000	2.1%

KI Equity Partners IV, LLC c/o Timothy J. Keating, Manager 5251 DTC Parkway, Suite 1090 Greenwood Village, Colorado 80111	70,000,000	84.5%

All Executive Officers and Directors as a group	1,700,000	2.1%

CHANGE OF CONTROL

On February 22, 2007, the Company and KI Equity Partners IV, LLC (“KI Equity”) consummated a transaction, pursuant to which KI Equity acquired 63,900,000 shares of the Company’s issued and outstanding common stock for $639,000.  After giving effect to such acquisition the Company experienced a change of control.

By Order of the Board of Directors,

/s/ Kevin R. Keating
Kevin R. Keating
President